                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

File by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           Aastrom Biosciences, Inc.
               (Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)Title of each class of securities to which transaction applies:

  (2)Aggregate number of securities to which transaction applies:

  (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):

  (4)Proposed maximum aggregate value of transaction:

  (5)Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)Amount previously paid:

  (2)Form, Schedule or Registration No.:

  (3)Filing Party:

  (4)Date Filed:

                             [LOGO TO APPEAR HERE]

                                                                October  , 1999

Dear Shareholder:

   This year's annual meeting of shareholders will be held on November 17, 1999 at 9:00 a.m. local time, at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105. You are cordially invited to attend.

   The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

   After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.

   A copy of the Company's 1999 Annual Report is also enclosed.

   The Board of Directors and management look forward to seeing you at the annual meeting.

                                          Very truly yours,

                                          R. Douglas Armstrong
                                          President and Chief Executive
                                           Officer

[AASTROM LOGO]

                           AASTROM BIOSCIENCES, INC.
                          24 Frank Lloyd Wright Drive
                              Ann Arbor, MI 48106

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 17, 1999

Dear Shareholder:

   You are invited to attend the Annual Meeting of the Shareholders of Aastrom Biosciences, Inc. (the "Company"), which will be held on November 17, 1999, at 9:00 a.m. at the Holiday Inn North Campus, 3600 Plymouth Road, Ann Arbor, Michigan 48105 for the following purposes:

  1. To elect two Class II directors, each to hold office for a three-year term and until their respective successors are elected and qualified. Management has nominated the following persons for election at the meeting: Mary L. Campbell and Arthur F. Staubitz.

  2. To approve the issuance of the Company's Common Stock upon the conversion of up to 3,000 shares of the 1999 Series III Preferred Stock.

  3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending June 30, 2000.

  4. To transact such other business as may properly come before the meeting.

   Shareholders of record at the close of business on September 30, 1999 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the shareholders of record on September 30, 1999 will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at the Company

                                          By order of the Board of Directors,

                                          Todd E. Simpson
                                          Secretary

Ann Arbor, Michigan
October  , 1999

  IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postpaid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

                           AASTROM BIOSCIENCES, INC.
                          24 Frank Lloyd Wright Drive
                           Ann Arbor, Michigan 48106

              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

  The accompanying proxy is solicited by the Board of Directors of Aastrom Biosciences, Inc., a Michigan corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held November 17, 1999, or any adjournment thereof, for the purposes set forth in the accompanying Notice of
Annual Meeting. The date of this Proxy Statement is October   , 1999, the
approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                              GENERAL INFORMATION

  Annual Report. An annual report for the fiscal year ended June 30, 1999, is enclosed with this Proxy Statement.

  Voting Securities. Only shareholders of record as of the close of business on September 30, 1999, will be entitled to vote at the meeting and any
adjournment thereof. As of that date, there were     shares of common stock,
no par value, of the Company, issued and outstanding. Shareholders may vote in person or in proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

  Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

  Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement, in favor of the two other proposals specified in the Notice of the meeting, and in the discretion of the proxy holders on any other matter that comes before the meeting. A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of either a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

  Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of August 31, 1999, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group.

                                                          Shares Owned (1)
                                                       -----------------------
Name and Address of                                    Number of Percentage of
Beneficial Owner (2)                                    Shares     Class (3)
--------------------                                   --------- -------------
Cobe Laboratories, Inc................................ 2,389,199     14.1%
  1185 Oak Street
  Lakewood, CO 80215
The Kaufmann Fund, Inc. .............................. 1,500,000      8.8%
  140 East 45th Street, 43rd Floor
  New York, NY 10017
State Treasurer of the State of Michigan (4).......... 1,408,168      8.3%
  Custodian of Certain Retirement Systems
  c/o Venture Capital Division
  430 West Allegan
  Lansing, MI 48992
Pfizer, Inc. .........................................   864,546      5.1%
  235 East 42nd Street
  New York, NY 10017
R. Douglas Armstrong, Ph.D. (5).......................   783,173      4.5%
William L. Odell (6)..................................    25,000        *
Todd E. Simpson (7)...................................    94,875        *
Alan K. Smith (8).....................................   100,985        *
Bruce V. Husel (9)....................................    15,312        *
Stephen G. Emerson, M.D., Ph.D. (10)..................   172,583        *
Mary L. Campbell (11).................................   201,249      1.2%
Robert J. Kunze (12)..................................   103,477        *
Joseph A. Taylor (13).................................     5,383        *
Arthur F. Staubitz (14)...............................     2,916        *
All officers and directors as a group (10 persons)
 (15)................................................. 1,504,953      8.5%

--------
 * Represents less than 1% of the outstanding shares of the Company's Common Stock ("Common Stock").
(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
(2) Unless otherwise provided, the address for each beneficial owner is 24 Frank Lloyd Wright Drive Ann Arbor, MI 48106.
(3) Calculated on the basis of 16,993,292 shares of Common Stock outstanding as of August 31, 1999, except that shares of Common Stock underlying options exercisable within 60 days of August 31, 1999 are deemed to be outstanding for purposes of calculating ownership of securities of the holders of such options.
(4) Includes 69,444 shares issuable upon exercise of warrants held by the State Treasurer of the State of Michigan that are exercisable until October 15, 2000.
(5) Includes 317,000 shares issuable upon exercise of options held by Dr. Armstrong that are exercisable within the 60-day period following August 31, 1999. Also includes 6,000 shares held in trusts in which Dr. Armstrong is a co-trustee; Dr. Armstrong disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.
(6) Consists of shares issuable upon exercise of options held by Mr. Odell that are exercisable within the 60-day period following August 31, 1999.
(7) Consists of shares issuable upon exercise of options held by Mr. Simpson that are exercisable within the 60-day period following August 31, 1999.
(8) Includes 94,875 shares issuable upon exercise of options held by Dr. Smith that are exercisable within the 60-day period following August 31, 1999.
(9) Consists of shares issuable upon exercise of options held by Mr. Husel that are exercisable within the 60-day period following August 31, 1999.

(10) Includes 14,583 shares issuable upon exercise of options held by Dr. Emerson that are exercisable within the 60-day period following August 31, 1999.
(11) Includes 8,333 shares held by Enterprise Development Fund L.P. and 183,333 shares held by Enterprise Development Fund II, L.P. Ms. Campbell is the general partner of Enterprise Management Inc., which is the general partner of Enterprise Development Fund L.P. Ms. Campbell is a general partner of Enterprise Ventures G.P. and the Vice President of EDM Inc., which is also a general partner of Enterprise Ventures G.P. Enterprise Ventures G.P. is the general partner of Enterprise Development Fund II, L.P. Ms. Campbell disclaims beneficial ownership of all such shares except to the extent of her pecuniary interest therein. Also includes 9,583 shares issuable upon exercise of options held by Ms. Campbell that are exercisable within the 60-day period following August 31, 1999.
(12) Includes 60,000 shares issuable upon exercise of options held by Mr. Kunze that are exercisable within the 60-day period following August 31, 1999.
(13) Includes 4,583 shares issuable upon exercise of options held by Mr. Taylor that are exercisable within the 60-day period following August 31, 1999.
(14) Consists of 2,916 shares issuable upon exercise of options held by Mr. Staubitz that are exercisable within the 60-day period following August 31, 1999.
(15) Includes 638,727 shares issuable upon exercise of options that are exercisable within the 60-day period following August 31, 1999.

                             ELECTION OF DIRECTORS

  The Company has a classified Board of Directors currently consisting of two Class II directors (Mary L. Campbell and Arthur F. Staubitz), two Class III directors (R. Douglas Armstrong and Joseph A. Taylor) and two Class I directors (Robert J. Kunze and Stephen G. Emerson), who will serve until the Annual Meetings of Shareholders to be held in 1999, 2000 and 2001, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

  The nominees for election at the Annual Meeting of Shareholders to fill the Class II positions on the Board of Directors are Mary L. Campbell and Arthur
F. Staubitz. If elected, the nominees will serve as directors until the Company's Annual Meeting of Shareholders in 2002, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

  If a quorum is present, the two nominees for the positions as Class II directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote, except that abstentions will be counted as shares present for purposes of determining the presence of a quorum.

  The table below sets forth for the Company's directors, including the Class II nominees to be elected at this meeting, certain information, as of August 31, 1999, with respect to age and background.

                                                                        Director
Name                                  Position With the Company     Age  Since
----                              --------------------------------- --- --------
Class II directors to be elected at the 1999 Annual Meeting of Shareholders:
  Mary L. CAmpbell............... Director                           54   1998
  Arthur F. Staubitz............. Director                           60   1999
Class III directors whose terms expire at the 2000 Annual Meeting of Sharehold-
 ers:
  R. Douglas Armstrong........... President and Chief Executive
                                  Officer of the Company since 1991  46   1991
  Joseph A. Taylor............... Director                           55   1998
Class I directors whose terms expire at the 2001 Annual Meeting of Shareholders:
  Robert J. Kunze................ Chairman of the Board              64   1989
  Stephen G. Emerson............. Scientific Adviser                 45   1989

Nominees for election at the 1999 Annual Meeting of Shareholders

  Mary L. Campbell a director since January 1998, currently serves as Principal and Vice President of EDM, Inc., the General Partner of the Enterprise Development Fund II, L.P., a venture capital fund managing approximately $26 million. Ms. Campbell is also a director of Centromine, Inc. and Think & Do Software, Inc. Ms. Campbell received her Masters of Business Administration (with Distinction) from the University of Michigan; her Master of Special Education (with Honors) from Fairfield University; and her Bachelor of Arts in English from the University of Michigan.

  Arthur F. Staubitz a director since March 1999, most recently served as Senior Vice President, Portfolio Strategy at Baxter International. He has also served as Senior Vice President and General Counsel at both Baxter and Amgen, Inc. During his career at Baxter, Mr. Staubitz served in a broad range of other executive positions including Vice President, Business Development, Strategic Planning and Law, Baxter Diagnostics; and Vice President and General Manager, Ventures Group, Baxter World Trade Corporation. While at Baxter, Mr. Staubitz managed corporate, litigation and regulatory legal groups; established processes to identify, assess and fund strategic technology initiatives; negotiated technology acquisitions and corporate partnerships; and helped to establish the Baxter Diagnostic subsidiary. Prior to that Mr. Staubitz held several positions at Sperry Univac and served as an Associate at the law firm of Sidley & Austin. Mr. Staubitz received his A.B. (with Distribution and Honors) from Wesleyan University and his Juris Doctorate (cum laude) from the University of Pennsylvania Law School.

 Directors Continuing In Office

  R. Douglas Armstrong, Ph.D. joined the Company in June 1991, as a director and as its President and Chief Executive Officer. From 1987 to 1991, Dr. Armstrong served in different capacities, including as Executive Vice President and a Trustee of the La Jolla Cancer Research Foundation ("LJCRF"), now named the Burnham Institute, a 250-employee scientific research institute located in San Diego, California. Dr. Armstrong received his doctorate in Pharmacology and Toxicology from the Medical College of Virginia, and has held faculty and staff positions at Yale University, University of California, San Francisco, LJCRF and University of Michigan. Dr. Armstrong also serves on the Board of Directors of Nephros Therapeutics, Inc.

  Joseph A. Taylor a director since November 1998, is Director, Private Equity Investments, at Munder Capital Management, an investment management firm with $50 billion in assets under management, including investments in healthcare. Prior to joining Munder Capital Management, Mr. Taylor worked with the Treasurer's office at the State of Michigan for 15 years, where he led the development of various statewide business development and assistance programs in Michigan. Mr. Taylor currently serves as a member of the Regional Advisor Committee of Blue Care Network and previously served as a director of Spectrum Castings, Inc. and as Chairman of the Finance Committee of the Board of Directors of Blue Care Network. Mr. Taylor holds a B.S. degree in Finance from Chicago State University and an MBA from Illinois Governors State University.

  Robert J. Kunze a director of the Company since its inception in 1989, is a founder of the Company and served as its President and Chief Executive Officer through May 1991. Mr. Kunze has retired as a partner of McFarland and Dewey, an investment bank. From 1987 through early 1997, he was a General Partner of H&Q Life Science Venture Partners, a venture capital fund specializing in medical products and biotechnology investments. Previous to that, Mr. Kunze was Managing Partner of Hambrecht & Quist Venture Partners. Prior to that he served as a senior executive with W.R. Grace & Co. and General Electric.

  Stephen G. Emerson, M.D., Ph.D. a director since the inception of the Company in 1989, is a scientific founder of the Company and has been an active advisor of the Company since that time. Dr. Emerson has been a Professor of Medicine at the University of Pennsylvania since 1994 where he serves as head of Hematology and Oncology. From 1991 to 1994, Dr. Emerson was an Associate Professor of Medicine at the University of Michigan. Dr. Emerson received his doctorate degrees in Medicine and Cell Biology/Immunology from Yale University. He completed his internship and residency at Massachusetts General Hospital and his clinical and research fellowship in hematology at the Brigham and Women's Hospital, the Dana-Farber Cancer Institute and Children's Hospital Medical Center.

  During the fiscal year ended June 30, 1999, the Board of Directors held eight meetings. Each director serving on the Board of Directors in fiscal year 1999 attended at least 75% of such meetings of the Board of Directors and the Committees on which he or she served, except for Mr. Staubitz.

  The Company does not have a standing Nominating Committee, but does have an Audit Committee. The Compensation Committee is comprised of the entire Board.

  The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, review all professional services performed and related fees by the independent accountants, recommend the retention of the independent accountants to the Board of Directors and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee for fiscal 1999 were Mary L. Campbell, Edward C. Wood, Jr., until his resignation as director in November 1998, and Joseph A. Taylor upon his appointment in November 1998. During the fiscal year ended June 30, 1999, the Audit Committee held one meeting.

  The Compensation Committee's function is to review and approve salary and bonus levels and stock option grants. Currently, the Compensation Committee is composed of all members of the Company's Board of Directors. During the fiscal year ended June 30, 1999, there were no separate meetings of the Compensation Committee. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION" and "EXECUTIVE COMPENSATION AND OTHER MATTERS."

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth information for the fiscal years ended June 30, 1997, 1998 and 1999 concerning the compensation of the Chief Executive Officer of the Company and each of the Company's four other most highly compensated executive officers (the "Named Executive Officers") as of June 30, 1999, whose total salary and bonus for the year ended June 30, 1999, exceeded $100,000 for services rendered in all capacities to the Company.

                          SUMMARY COMPENSATION TABLE

                                                       Long Term
                                   Annual             Compensation
                                Compensation             Awards
                              -------------------- ------------------
   Name and Principal                                  Securities      All Other
        Position         Year  Salary      Bonus   Underlying Options Compensation
   ------------------    ---- --------    -------- ------------------ ------------
R. Douglas Armstrong,
 Ph.D................... 1999 $244,167         --       317,000         $22,031(1)
 President and Chief
  Executive Officer..... 1998 $225,000         --           --          $ 9,735(1)
                         1997 $183,583         --       333,333         $77,108(1)
William L. Odell........ 1999 $161,875(3)      --       100,000         $14,773(2)
 Sr. Vice President,
  Product Operations....
Todd E. Simpson          1999 $150,000         --        50,000             --
 Vice President, Finance
  and Administration
  and Chief Financial
  Officer............... 1998 $136,667         --        28,000             --
                         1997 $125,593    $ 12,500       75,000             --
Alan K. Smith, Ph.D..... 1999 $150,000         --        50,000             --
 Vice President,
  Research.............. 1998 $141,667         --        28,000             --
                         1997 $128,685         --        75,000         $    60(2)
Bruce W. Husel.......... 1999 $125,000         --        50,000             --
 Vice President, Quality
  Systems............... 1998 $ 74,792(4)      --        35,000         $51,928(2)

--------
(1) Consists of vacation pay.
(2) Consists of relocation or temporary living expenses.
(3) Mr. Odell joined the Company in August 1998.
(4) Mr. Husel joined the Company in November 1997.

  The following table provides information with respect to stock option grants to the Named Executive Officers during the year ended June 30, 1999.

                       Option Grants In Last Fiscal Year

                                                                        Potential
                                                                   Realizable Value at
                                     Individual Grants                   Assumed
                         -----------------------------------------   Annual Rates of
                         Number of  % of Total                         Stock Price
                         Securities  Options   Exercise             Appreciation for
                         Underlying Granted to or Price              Option Term(1)
                          Options   Employees    Per    Expiration -------------------
          Name           Granted(2)  in 1999   Share(2)    Date       5%        10%
          ----           ---------- ---------- -------- ---------- -------- ----------
R. Douglas Armstrong,
 Ph.D. .................  167,000      22.6%    $3.375   07/10/08  $918,086 $1,461,898
                          150,000      20.3%    $3.250   11/11/08  $794,086 $1,264,449
William L. Odell........  100,000      13.5%    $2.375   09/01/08  $386,862 $  616,014
Todd E. Simpson.........   50,000       6.8%    $3.562   11/09/08  $290,106 $  461,946
Alan K. Smith, Ph.D. ...   50,000       6.8%    $3.562   11/09/08  $290,106 $  461,946
Bruce W. Husel..........   50,000       6.8%    $3.562   11/09/08  $290,106 $  461,946

--------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.
(2) Each of these options was granted under the Company's Amended and Restated 1992 Incentive and Non-Qualified Stock Option Plan (the "1992 Option Plan") at an exercise price equal to the fair market value of the Common Stock on the date of grant, except for Mr. Odell who was granted a non-qualified option outside of the Company's Stock Option Plan. All such options vest over a four-year period, subject to continued employment with the Company. See "--Severance and Change of Control Arrangements."

  The following table provides information with respect to exercises of stock options during the year ended June 30, 1999, and unexercised options held as of June 30, 1999, by the Named Executive Officers.

                          Aggregated Option Exercises
                       And Fiscal Year-End Option Values

                                                   Number of Shares        Value of Unexercised
                          Shares                Underlying Unexercised     In-the-Money Options
                         Acquired              Options at June 30, 1999    at June 30, 1999 (2)
                            on       Value     ------------------------- -------------------------
          Name           Exercise Realized (1) Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- ------------ ----------- ------------- ----------- -------------
R. Douglas Armstrong,
 Ph.D...................   --         --         317,000          --          --          --
William L. Odell........   --         --             --       100,000         --          --
Todd E. Simpson.........   --         --          81,688      111,312      $1,625        $375
Alan K. Smith, Ph.D.....   --         --          84,188      108,812      $1,750        $250
Bruce W. Husel..........   --         --          13,125       71,875         --          --

--------
(1) "Value Realized" represents the fair market value of the underlying shares of Common Stock on the exercise date, minus the aggregate exercise price of such options.
(2) The value of "in-the-money" stock options represents the difference between the exercise price of such options and the fair market value of $1.25 per share of Common Stock as of June 30, 1999, the closing price of the Common Stock reported on the Nasdaq National Market on such date.

Severance and Change of Control Arrangements

  The Company entered into employment agreements with no defined length of employment with Alan K. Smith, Ph.D., Todd E. Simpson, Bruce W. Husel and William L. Odell in October 1995, December 1995, November 1997 and August 1998, respectively. Pursuant to these agreements, the Company agreed to pay Messrs. Smith, Simpson, Husel and Odell annual base salaries of $122,500, $122,500, $110,000 and $185,000 respectively, certain of which base salaries have been increased and are subject to periodic review and adjustment. Pursuant to the terms of the foregoing employment agreements, either party may generally terminate the employment relationship without cause at any time upon 14 days prior written notice to the other party or immediately with cause upon notice. The Company has also entered into an Indemnification Agreement with certain of its directors, officers and other key personnel.

  In the event of a transfer of control of the Company, as defined under the 1992 Option Plan, the Company must cause any successor corporation to assume the options or substitute similar options for outstanding options or continue such options in effect. In the event that any successor to the Company in a merger, consolidation or dissolution will not assume the options or substitute similar options, then the options become exercisable in full and such options will be terminated if not exercised prior to such merger, consolidation or dissolution. The vesting of certain options granted to executive officers of the Company accelerates if such officer is terminated following a transfer of control.

  Options granted under the Company's 1996 Outside Directors Stock Option Plan (the "Directors Plan") contain provisions pursuant to which all outstanding options granted under the Directors Plan will become fully vested and immediately exercisable upon a "transfer of control," as defined under the Directors Plan.

  The Company is a party to an Executive Retention and Severance Agreement with Dr. Armstrong. Under the terms of this agreement, all repurchase rights held by the Company or its successor on shares issuable upon exercise of stock options currently held by Dr. Armstrong will terminate (i) if an acquiring corporation fails to assume those options (or substitute substantially equivalent options for those options), or (ii) Dr. Armstrong's employment is terminated following a change in control. In addition, in the event of Dr. Armstrong's termination upon a change of control, he will be entitled to receive a lump sum severance payment of the maximum amount which, when added to other compensation and benefits treated as parachute payments under the Internal Revenue Code, does not result in any compensation or benefit becoming subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code. Upon any termination of Dr. Armstrong's employment (other than for cause), the Company will be required to reimburse him for his costs (incurred within one year of termination of employment) for relocating to any other location in the United States, up to a maximum of $50,000.

Compensation of Directors

  Each non-employee director of the Company receives a cash payment of $1,000 for each meeting of the Board of Directors attended in person and a cash payment of $500 for each telephonic meeting of the Board of Directors attended telephonically. During the last fiscal year, Mr. Kunze received $5,000 per month for his services as Chairman of the Board of Directors. Effective October 1, 1999, Dr. Armstrong will assume the responsibilities of Chairman of the Board, but will not receive any additional compensation for serving as Chairman of the Board. In addition, directors receive reimbursement for expenses incurred in attending each Board of Directors and committee meeting. The Company's Directors Plan provides for the initial automatic grant of an option to purchase 5,000 shares of the Company's Common Stock to certain directors of the Company (an "Outside Director") upon initial appointment or election to the Board of Directors, and subsequent grants to each Outside Director of an option to purchase 5,000 shares of Common Stock on the date of each Annual Meeting of Shareholders, provided the Outside Director continues to serve in that capacity and has so served for at least six months.

Compensation Committee Interlocks and Insider Participation

  Each member of the Board of Directors served as a member of the Compensation Committee during fiscal year ended June 30, 1999. During that fiscal year, R. Douglas Armstrong and Robert J. Kunze were employed by the Company as its President and Chief Executive Officer and its Chairman of the Board, respectively.

Certain Transactions

  In November 1998, the Company and Cobe Laboratories, Inc. entered into a Termination and Transition Agreement, pursuant to which the parties agreed to terminate the Distribution Agreement entered into in October 1993. Among other things, Cobe made a cash payment to the Company of $1,237,000 in connection with the Termination and Transition Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

  Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% shareholders were complied with.

                     REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Compensation Committee is composed of all members of the Company's Board of Directors and, as such, the Compensation Committee does not hold separate meetings.

  In fiscal 1999, the Compensation Committee was responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. These policies are based upon the philosophy that the Company's long-term success is best achieved through recruitment and retention of the best people possible. The Compensation Committee applied this philosophy in determining compensation for Company executive officers in three areas: salary, bonuses and stock options.

  Salary. The Company strives to offer salaries to its executive officers which are competitive in its industry and in its geographic region for similar positions requiring similar qualifications. In determining executive officers' salaries, the Compensation Committee considers salary surveys of companies in similar industries, and of similar size and geographic location. Companies selected for salary comparisons are not necessarily the same companies used to compare stock performance in the chart under the heading "Comparison Of Shareholder Return."

  The Compensation Committee generally evaluates the performance and sets the salary of the Company's Chief Executive Officer, Dr. Armstrong, on an annual basis. Dr. Armstrong evaluates the performance of all other executive officers, and recommends salary adjustments which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on individual goals. For Dr. Armstrong, these goals are set by the Compensation Committee and, for all other officers, these goals are set by Dr. Armstrong. The goals of executive officers are based on their individual management responsibilities. In addition to reviewing the results of the performance evaluations and information concerning competitive salaries, the Compensation Committee and Dr. Armstrong consider the financial condition of the Company in evaluating salary adjustments. The salaries are evaluated by the Compensation Committee, with each member using his personal judgment and subjective factors to assess performance.

  Bonuses. The Company seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to the Company. For this reason, the Company may award incentive compensation which can comprise a substantial portion of the total compensation of executive officers when earned and paid. Cash bonuses are based on a subjective evaluation of performance and existing salary, rather than a specific formula.

  Stock Options. The Committee believes that employee equity ownership provides significant additional incentive to executive officers to maximize value for the Company's shareholders, and therefore makes periodic grants of stock options under the Company's 1992 Option Plan. Such options are granted at the prevailing market price, and will only have value if the Company's stock price increases over the exercise price. Therefore, the Committee believes that stock options serve to align the interest of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance.

  In fiscal year 1999, the Compensation Committee made determinations concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Option grants were based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, and previous option grants to such executive officers. Options were granted with a goal to provide competitive equity compensation for executive officers compared to executive officers of similar rank in companies of the Company's industry, geographic location and size. Generally, option grants vest over four years. Option grants for fiscal year 1999 are set forth in the table entitled "Option Grants in Last Fiscal Year" in the section entitled "Executive Compensation and Other Matters."

                                          COMPENSATION COMMITTEE

                                            R. Douglas Armstrong
                                            Mary L. Campbell
                                            Stephen G. Emerson
                                            Robert J. Kunze
                                            Joseph A. Taylor
                                            Arthur F. Staubitz

                       COMPARISON OF SHAREHOLDER RETURN

  Set forth below is a line graph comparing changes in the cumulative total return on the Company's Common Stock, a broad market index (the Nasdaq Stock Market-U.S. Index (the "Nasdaq Index")) and an industry index (those companies that selected the same first three digits of their primary Standard Industrial Classification Code Number as the Company, 283, and have a market capitalization of less than $200 million (the "Industry Index")) for the period commencing on February 4, 1997, the date the Common Stock commenced trading on the Nasdaq National Market, and ending on June 30, 1999.

 Comparison of Cumulative Total Return From February 4, 1997 through June 30,
                                     1999

          Aastrom Biosciences, Inc., Industry Index and Nasdaq Index




                             [GRAPH APPEARS HERE]

                     [Aastrom Nasdaq Index Industry Index]

  Company/Index                2/4/97  6/30/97 12/31/97 6/30/98 12/31/98 6/30/99
  -------------                ------- ------- -------- ------- -------- -------
  Aastrom..................... $100.00 $101.8   $62.5   $ 53.6   $ 41.1  $ 17.9
  Nasdaq Index................  100.00  105.0    115.    138.3    162.0   198.3
  Industry Index..............  100.00   81.2    70.2     55.7     40.8    41.4

--------
(1) Assumes that $100.00 was invested on February 4, 1997 in the Company's Common Stock and each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company has a classified Board of Directors currently consisting of two Class II directors (Mary L. Campbell and Arthur F. Staubitz), two Class III directors (R. Douglas Armstrong and Joseph A. Taylor), and two Class I directors (Robert J. Kunze and Stephen G. Emerson), who will serve until the Annual Meetings of Shareholders to be held in 1999, 2000 and 2001, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting. Information regarding each Director is set forth in the Section captioned "GENERAL INFORMATION--Directors."

  Management's nominees for election at the Annual Meeting of Shareholders to fill the Class II positions on the Board of Directors are Mary L. Campbell and Arthur F. Staubitz. If elected, the nominees will serve as directors until the Company's Annual Meeting of Shareholders in 2002, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

  If a quorum is present, either in person or by proxy, the two nominees for the positions as Class II directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will have no effect on the vote, except that abstentions will be counted as shares present for purposes of determining the presence of a quorum. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

                                  PROPOSAL 2

                   APPROVAL OF ISSUANCE OF COMMON STOCK UPON
                 CONVERSION OF 1999 SERIES III PREFERRED STOCK

  On May 27, 1999 the Company sold 3,000 shares of its newly created 1999 Series III Convertible Preferred Stock (the "Series III Shares") to one investor for an aggregate purchase price of $3 million. The shares of Series III Shares are convertible, at the option of the holder, into shares of the Company's Common Stock at the lower of (i) $2.34, or (ii) a price based on the market price of the Company's Common Stock prior to conversion. With limited exceptions, the shares of Series III Shares are not convertible into Common Stock until January 23, 2000 and, subject to extension under certain circumstances, will automatically convert into Common Stock on May 27, 2002, unless converted earlier. In general, the Company may require the holders to convert the Series III Shares if the average closing bid price of the Company's Common Stock exceeds $4.68 for specified periods after September 23, 2009, or upon certain changes of control transactions.

  If conversion of the Series III Shares were to take place as of September  ,
1999,     shares (the "Shares") of Common Stock would be issued to holders of the Series III Shares. However, because the number of shares of Common Stock issued upon conversion of the Series III Shares is based upon the market price at the time of conversion, the ultimate number of shares to be issued in unknown. In order to comply with the rules of the Nasdaq Stock Market pertaining to the issuance of new shares, approval for issuances of 20% or more of the Company's outstanding stock is required by the shareholders of the Company. By approving this proposal, the shareholders are approving the issuance, if required, of more than 20% of the outstanding shares of the Company's Common Stock upon conversion of the Series III Shares.

  The Shares may be offered for sale from time to time after such conversion by or on behalf of the holder of the Series III Shares (the "Selling Shareholder"). The Series III Shares were issued in connection with an equity financing pursuant to a Securities Purchase Agreement. The Company will not receive any proceeds from sales of the Shares by the Selling Shareholders or from conversions, if any, of the Series III Shares. The Company has agreed to register the Shares for resale under the Securities Act of 1933, as amended (the "Securities Act"). The Company is also obligated to list the Shares on the Nasdaq National Market.

  The Shares may be offered for sale in one or more transactions (which may include block transactions) effected on the Nasdaq National Market (or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed), in sales occurring in the public market off such exchange, in private negotiated transactions, through the writing of options on the Shares, short sales or in a combination of such methods of sale, and on terms and at prices then obtainable. The Company has agreed to indemnify in certain circumstances the Selling Shareholder against certain liabilities, including liabilities under the Securities Act. The Selling Shareholder has agreed to indemnify the Company under certain circumstances against certain liabilities, including liabilities under the Securities Act.

  The Company will bear all reasonable expenses incurred in connection with the registration of the Shares for resale, including, without limitation, all registration and filing fees imposed by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of the Company's outside counsel and independent accountants, but excluding brokerage commissions, underwriting discounts or commissions, if any, and other expenses incurred by the Selling Stockholder in the offer and sale of the Shares.

Vote Required and Board of Directors Recommendation.

  The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

  The Board of Directors believes that the approval of the issuance of Common Stock upon conversion of the Series III Stock is in the best interests of the shareholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES III STOCK.

                                  PROPOSAL 3

                        RATIFICATION OF APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors of the Company has selected PricewaterhouseCoopers LLP as its independent accountants to audit the financial statements of the Company for the fiscal year ended June 30, 2000. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in July 1997. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

  The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders at which a quorum is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2000.

                     SHAREHOLDER PROPOSALS TO BE PRESENTED
                            AT NEXT ANNUAL MEETING

  Proposals of shareholders intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received by the Company at its offices at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan, 48106, (other than proposals made under Rule 14a-8 of the Securities and Exchange Act of 1934, as amended) by June 11, 2000.

                         TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Todd E. Simpson
                                          Secretary

October  , 1999